EXHIBIT 5

                                   August 11, 1995

Olsten Corporation
175 Broad Hollow Road
Melville, New York 11747

     Re:  Olsten Corporation ("the Company")--
          Registration Statement on Form S-8
          (the "Registration Statement)
          ----------------------------------

Ladies and Gentlemen:

          You have requested our opinion in connection with the filing by the Company of the Registration Statement under the Securities Act of 1933, as amended (the "Act"), relating to the issuance of up to 17,995 shares of the Company's Class B Common Stock, par value $.10 ("Class B Stock") issuable upon exercise of certain stock options to purchase Class B Stock (which immediately prior to the effective time of the merger of a wholly-owned subsidiary of the Company with and into IMI Systems, Inc, a New York corporation ("IMI") pursuant to an Agreement and Plan of Merger dated as of June 27, 1995 among the Company, IMI and other parties, represented options to purchase common stock, par value $.01, of IMI), and up to 17,995 shares of the Company's Common Stock, par value $.10 ("Common Stock"), issuable upon conversion of such shares of Class B Stock (such shares of Class B Stock and Common Stock, the "Shares").

          In connection with the opinions hereinafter expressed, we have made such investigations and we have examined the Registration Statement and such corporate records of the Company and other agreements, resolutions and documents as we have considered relevant or necessary as a basis for such opinions. In all such investigations and examinations, we have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, photocopies or true copies or facsimiles thereof and the authenticity of the original documents for such certified, photocopied or true copies or facsimiles.

          Based and relying on and subject to the foregoing we are of the opinion that (i) when the Registration Statement has become effective under the Act and (ii) the Shares have been issued in accordance with the terms of the instruments pursuant to which the stock options were issued, the Shares will be validly issued, fully paid and non-assessable.

          We are members of the Bar of the State of New York and are not licensed or admitted to practice law in any other jurisdiction, and we express no opinion with respect to the laws of any jurisdiction other than New York, the United States of America and the Delaware General Corporation Law.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in each prospectus which is a part thereof under the caption "Legal Matters."

          This opinion may be relied upon by you and may not be circulated or republished to or relied upon by, any other person without our prior written authorization.

                                   Very truly yours,

                                   /s/ Gordon Altman
                                   Butowsky Weitzen Shalov &
                                   Wein